UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 30, 2024
NET POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40503	98-1580612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Roney St., Suite 200 Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)
(919) 287-4750
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NPWR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	NPWR WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2024, Net Power, LLC, a subsidiary of Net Power Inc. (the “Company”), and Baker Hughes Energy Services LLC (“Baker Hughes”) entered into Variation Agreement No. 2 Regarding Letter of Limited Notice to Proceed for the Purchase of KPEP Long Lead Time Items (the “LNTP”). Pursuant to the LNTP, the Company will pay Baker Hughes up to approximately $90 million for the purchase of long-lead materials necessary for the procurement and manufacture of the turboexpander and related key process equipment and machinery (“KPEP”) for the Company’s first utility-scale power plant, along with related fees and services. Payments for long-lead materials under the original letter of limited notice to proceed commenced in December 2023, which payments are included in the $90 million total referenced above. The remainder of the payments under the LNTP are expected to continue to be made through April 2026. However, the Company and Baker Hughes intend to enter into a definitive purchase agreement for the turboexpander and KPEP in 2025, which will supersede the LNTP once executed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 4, 2024	NET POWER INC.

		By:	/s/ Akash Patel
		Name:	Akash Patel
		Title:	Chief Financial Officer